EXHIBIT 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

September 9, 2019

Iconic Brands, Inc. 44 Seabro Avenue Amityville, NY 11701

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Iconic Brands, Inc., a Delaware corporation (the "Company"), in connection with the issuance of this opinion which relates to a Registration Statement on Form S-1 filed on the date hereof (as amended, the "Registration Statement"). The Registration Statement covers the resale by certain selling stockholders of up to an aggregate of (i) 370,000 shares of common stock (the "Series E Shares") issuable upon the conversion of outstanding shares of Series E Convertible Preferred Stock, (ii) 5,000,000 shares of common stock (the "Series F Shares") issuable upon the conversion of outstanding shares of Series F Convertible Preferred Stock and (iii) an additional 6,665,000 shares of common stock (the “Warrant Shares”) issuable upon the exercise of outstanding common stock purchase warrants (the “Warrants”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Registration Statement, including the base prospectus contained therein and all exhibits thereto;

(ii) the Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of the Series E Convertible Preferred Stock;

(iii) the Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of the Series F Convertible Preferred Stock;

(iv) the Warrants;

(v) the certificate of incorporation of the Company, as presently in effect;

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(vi) the bylaws of the Company, as presently in effect; and

(vii) certain resolutions adopted by the Board of Directors of the Company, or a committee thereof, with respect to the issuance of the Series E Shares, the shares of Series E Convertible Preferred Stock, the Series F Shares, the shares of Series F Convertible Preferred Stock, the Warrant Shares and the Warrants.

We have also reviewed certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. Without limiting the generality of the foregoing, we have assumed (without independently verifying) the accuracy of the factual matters set forth in the Registration Statement. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation. In addition, in our examination, we have assumed and have not verified (i) the certificates of officers or other representatives of the Company are correct as to questions of fact; (ii) the persons identified to us as officers of the Company are or were actually serving as such and that any certificates, agreements, documents or other instruments representing the Series E Shares, the shares of Series E Convertible Preferred Stock, the Series F Shares, the shares of Series F Convertible Preferred Stock, the Warrant Shares and the Warrants were or will be properly executed by one or more such persons; and (iii) the persons executing the documents we reviewed and relied upon in giving this opinion had or have the legal capacity to execute such documents.

Based on the foregoing review, and in reliance thereon, we are of the opinion that:

1. The Series E Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Series E Shares are delivered to and paid for in accordance with the terms of the Series E Convertible Preferred Stock and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Series E Shares will be validly issued, fully paid and non-assessable.

2. The Series F Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Series F Shares are delivered to and paid for in accordance with the terms of the Series F Convertible Preferred Stock and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Series F Shares will be validly issued, fully paid and non-assessable.

3. The Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Warrant Shares are delivered to and paid for in accordance with the terms of the Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Warrant Shares will be validly issued,

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The opinion which we render herein is limited to those matters governed by the General Corporation Law of the State of Delaware (the “DGCL”) as of the date hereof. Our opinion expressed herein is as of the date hereof, and we assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Series E Shares, the shares of Series E Convertible Preferred Stock, the Series F Shares, the shares of Series F Convertible Preferred Stock, the Warrant Shares and the Warrants, or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Series E Shares, the shares of Series E Convertible Preferred Stock, the Series F Shares, the shares of Series F Convertible Preferred Stock, the Warrant Shares and the Warrants or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Respectfully submitted,
/s/ SHEPPARD MULLIN RICHTER & HAMPTON LLP

SHEPPARD MULLIN RICHTER & HAMPTON LLP

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